Exhibit 10.14

EXECUTION VERSION

FORM OF MT. SIGNAL

CONTRIBUTION AGREEMENT

BY AND AMONG

TERRAFORM POWER INC.

TERRAFORM POWER, LLC

AND

SILVER RIDGE POWER, LLC

            , 2014

Table of Contents

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1

1.2	Other Definitional and Interpretive Matters	8

1.3	Joint Drafting	9

ARTICLE II CONTRIBUTION OF SHARES		9

2.1	Contribution and Consideration	9

2.2	Consideration	9

2.3	Closing	10

2.4	Transfer Taxes	10

ARTICLE III REPRESENTATIONS AND WARRANTIES		10

3.1	Organization	10

3.2	Authorization of Agreement	10

3.3	Non-Contravention; Consents of Third Parties	10

3.4	Legal Proceedings	11

3.5	Financial Advisors	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES BY SRP REGARDING THE COMPANY GROUP		12

4.1	Organization and Existence	12

4.2	Capitalization and Subsidiaries	12

4.3	Valid Issuance of Shares	12

4.4	Title to Subsidiaries	12

4.5	Investment Intent	13

4.6	Investment Experience	13

4.7	Accredited Investor	13

4.8	No Other Representations or Warranties	13

ARTICLE V REPRESENTATIONS AND WARRANTIES BY THE YIELDCO ENTITIES		16

5.1	Organization and Existence	16

5.2	Capitalization and Subsidiaries	16

5.3	Governmental Consents	16

i

5.4	Noncontravention	17

5.5	YieldCo Shares	17

5.6	Representations and Warranties in the Underwriting Agreement	17

5.7	Organizational Documents	18

5.8	Solvency	18

5.9	Investment Intent	18

5.10	No Material Misstatements or Omissions	18

5.11	Investment Experience	18

5.12	Accredited Investor	19

5.13	Stock Exchange Listing	19

5.14	Investment Company	19

5.15	Acknowledgements	19

ARTICLE VI COVENANTS		20

6.1	Tax Characterization	20

6.2	Purchase Price Allocation	20

ARTICLE VII CLOSING		20

7.1	Closing Deliverables	20

ARTICLE VIII SURVIVAL; INDEMNIFICATION		21

8.1	Survival	21

8.2	Indemnification	22

8.3	Indemnification Procedures	23

8.4	Certain Limitations on Indemnification	25

8.5	Calculation of Losses	26

8.6	Tax Treatment of Indemnity Payments	26

ARTICLE IX MISCELLANEOUS		26

9.1	Expenses	26

9.2	Governing Law	26

9.3	Submission to Jurisdiction; Consent to Service of Process	26

9.4	Entire Agreement; Amendments and Waivers	27

9.5	Notices	27

ii

9.6	Severability	28

9.7	Specific Performance	28

9.8	Binding Effect; No Third-Party Beneficiaries	28

9.9	Assignment	28

9.10	Counterparts	29

Schedules

Schedule 1	Company Disclosure Schedule

iii

FORM OF MT. SIGNAL CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of             , 2014 (the “Effective Date”) by and among Terraform Power Inc., a Delaware corporation (“YieldCo”), Terraform Power, LLC, a Delaware limited liability company and a subsidiary of YieldCo (“YieldCo LLC”), and Silver Ridge Power, LLC, a Delaware limited liability company (“SRP”).

R E C I T A L S

WHEREAS, SRP owns, directly or indirectly, one hundred percent (100%) of the equity interests (the “Shares”) in Imperial Valley Solar 1 Holdings II, LLC (the “Company”);

WHEREAS, SRP desires to contribute to YieldCo LLC, and YieldCo LLC desires to accept from SRP, on the terms and conditions set forth herein, the Shares.

NOW, THEREFORE, in consideration of the premises and the agreements in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree hereby as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that, other than in connection with Section 4.15, Section 5.16, Section 6.1 and Article VIII, no fund managed by, advised by or otherwise affiliated with Riverstone Investment Group LLC or any portfolio company in which any such fund owns an interest (other than any Group Company) or any investors in or owners, directors, officers, employees, representatives or agents of such fund or portfolio company, acting in their capacity as such, shall be considered an Affiliate of SRP or any Group Company; and provided, further, that no YieldCo Group Company nor SunEdison or any Affiliate of SunEdison shall be considered an Affiliate of SRP or any Group Company.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means, with respect to any Person, any Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to such Person or any of its equityholders or Representatives, including the Foreign Corrupt Practices Act of 1977, 15 USC 78dd-1, et seq., as amended, and the rules and regulations thereunder; the U.K. Bribery Act of 2010; all national and international Laws enacted to implement the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions; and any other comparable Laws of all jurisdictions in which such Person or any of its equityholders conduct business.

“A&R IVSI LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Imperial Valley Solar 1 Holdings, LLC, a Delaware limited liability company, dated October 9, 2013.

“A&R Mt. Signal Indemnity Agreement” has the meaning set forth in Section 7.1(b)(iii).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the recitals.

“Company Disclosure Schedule” means the schedule attached hereto as Schedule 1.

“Company Financial Statements” means (a) the audited consolidated balance sheets, together with the related consolidated statement of operations and comprehensive income/loss, of the Company as of and for the fiscal year ended December 31, 2013 and (b) the unaudited consolidated balance sheet, together with related consolidated statement of operations and comprehensive income/loss, of the Company as of and for the three months ended March 31, 2013.

“Company Group” means the Company and all of its Subsidiaries, if any.

“Consideration” has the meaning set forth in Section 2.1.

“Contribution Transaction” has the meaning set forth in Section 2.2.

“De Minimis” has the meaning set forth in Section 8.4(a).

“Disqualified Person” means (a) any federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) any entity referred to in Section 54(j)(4) of the Code, (d) any Person described in Section 50(d)(1) of the Code, (e) any Person who is not a “United States Person” as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign passthrough entity), unless such Person is a foreign person or entity that is subject to U.S. federal income tax on more than fifty percent (50%) of the gross income for the taxable year derived by such Person from the Mt. Signal Project Company and thus qualifies for the exception of section 168(h)(2)(B) of the Code, or (f) any partnership or other “pass-through entity” (within the meaning of Section 1603(g)(4) of the American Recovery and Reinvestment Tax Act of 2009, as amended, including a single-member disregarded entity and a foreign partnership or foreign pass-through entity, but excluding a “real estate investment trust” as defined in section 856(a) of the Code and a cooperative organization described in section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (f)) any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e) above unless such person owns such direct or indirect interest in the partnership or pass-through entity through a “taxable C corporation”, as that term is used in the Section 1603 Program Guidance; provided, that if and to the extent the definition of “disqualified person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009, as amended, is amended after the date hereof, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and any guidance issued by the U.S. Treasury Department with respect thereto.

“Effective Date” has the meaning set forth in the preamble.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“FERC” means the Federal Energy Regulatory Commission and any successor agency thereto.

“FERC Approval” means the approval of FERC pursuant to Section 203 of the Federal Power Act of 1935, as amended by the Energy Policy Act of 2005.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction) with the relevant Governmental Entity or other administrative settlement with or final administrative decision by the relevant Governmental Entity, (c) a final disposition of a claim for refund, or (d) any agreement between the parties hereto where they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means means United States generally accepted accounting principles.

“Governmental Entity” means any supra-national, national, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group Company” means any company within the Company Group.

“HSR Approval” has the meaning given to such term in the Master Transaction Agreement.

“IFRS” means means the International Financial Reporting Standards, as issued and updated from time to time by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, (a) any obligations or indebtedness for money borrowed from others or in respect of loans or advances; (b) liabilities evidenced by any note, bond, debenture or other debt security or secured by a Lien on any of such Person’s assets; (c) purchase money obligations; (d) capitalized lease obligations, conditional sales contracts and other similar title retention instruments; (e) obligations to pay deferred purchase price of assets, services or securities, including trade payables which are past due; (f) reimbursement obligations for letters of credit or similar instruments that have been drawn; (g) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement; (h) any obligations or indebtedness of the type described in subsections (a)-(g) above that is guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks in the ordinary course of business; (i) interest expense accrued but unpaid on or relating to any of such obligations or indebtedness; and (j) any prepayment penalties, premiums, late charges, penalties and collection fees relating to any indebtedness described in subsections (a) through (i).

“Indemnification Claim” has the meaning set forth in Section 8.3(a).

“Indemnitees” has the meaning set forth in Section 8.2(c).

“Indemnitor” has the meaning set forth in Section 8.2(c).

“IPO” means the initial public offering by YieldCo of YieldCo Class A Shares.

“Law” means all foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Entity or arbiter.

“Liabilities” means any and all direct or indirect liability, Indebtedness, obligation, commitment, losses, damages, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, or unmatured.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encroachment, reservation, municipal bond or other restriction of any kind.

“Lock-Up Agreement” means a lock-up agreement (if any) entered into with YieldCo’s underwriter in connection with the initial public offering by YieldCo.

“Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Master Transaction Agreement” means that certain Master Transaction Agreement by and among SunEdison, SRP and Riverstone dated as of June 16, 2014.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or performance of such Person and its Subsidiaries (taken as a whole) or (ii) the ability of such Person to consummate the Contribution Transaction.

“Mt. Signal Indemnity Agreement” has the meaning set forth in Section 7.1(b)(iii).

“Mt. Signal Property” means the property eligible for the Section 1603 Grants in connection with the development by the Mt. Signal Project Company of the photovoltaic power plant located on certain real property in Imperial County, California.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or other award of a Governmental Entity or arbiter.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Organizational Transactions” has the meaning set forth for such term in the Registration Statement on Form S-1 (Registration No. 333-196345) initially submitted by Yieldco to the Commission on February 14, 2014 and publicly filed on May 29, 2014, as subsequently amended, including the contribution to YieldCo LLC of certain solar energy projects developed by SunEdison and its Affiliates and the completion by YieldCo LLC of the acquisition of certain solar energy projects developed by third parties.

“Party” means each of YieldCo, YieldCo LLC and SRP individually, and “Parties” means all of them collectively.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Liens” means, with respect to a Person, (a) imperfections of title, easements, encumbrances, restrictions and other Liens that do not materially interfere with the ability of the such Person to conduct its businesses or to utilize its properties or assets for their intended purposes, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, to the extent relating to amounts not yet due and payable or being contested in good faith, (c) Liens for Taxes not yet due and payable or being contested in good faith, (d) only with respect to the Company, Liens that secure debt obligations and (e) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity that do not materially interfere with the ability of such Person to conduct its businesses or to utilize its properties or assets for their intended purposes.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 6.2.

“Recapture Period” has the meaning set forth in the A&R IVSI LLC Agreement.

“Representatives” means, as to any Person, the officers, directors, managers, employees, authorized agents, counsel, accountants, financial advisers and consultants of such Person.

“Representing Party” has the meaning set forth in the preamble to Article III.

“Riverstone” has the meaning set forth in the preamble.

“SEC Disclosure” means any disclosure included in the SEC Documents, but excluding (i) any risk factor disclosure contained in any such SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading, (ii) any other statements that are predictive or primarily cautionary in nature and (iii) any information set forth in any exhibit to any such SEC Document.

“SEC Documents” has the meaning set forth in Section 5.10.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the recitals.

“SRP” has the meaning set forth in the preamble.

“SRP Indemnitees” has the meaning set forth in Section 8.2(a).

“SRP Indemnitor” has the meaning set forth in Section 8.2(b).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is, at the date of determination thereof, beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority of the ownership interests entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“SunEdison” means SunEdison, Inc., a Delaware corporation.

“Survival Period” has the meaning set forth in Section 8.1(d).

“Tax” means any foreign or United States federal, state, or local income, profits, franchise, transfer, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, value added (VAT), social security, disability, occupation, real property, severance, or excise tax and any other tax, charge, levy or other similar assessment imposed by a Taxing Authority, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party” has the meaning set forth in Section 8.3(a).

“Transaction Documents” means this Agreement and any other agreement, certificate, or other document executed by one or more Parties and necessary for the implementation of this Agreement and the consummation of the Contribution Transaction.

“UA Reps” has the meaning set forth in Section 5.6.

“Underwriting Agreement” means that certain Equity Undewriting Agreement, dated as of             , 2014, by and among the Yieldco Entities, SunEdison Holdings Corporation and the Underwriters.

“Underwriters” means Goldman, Sachs & Co., Barclays Capital Inc. and Citigroup Global Markets, Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement.

“YieldCo” has the meaning set forth in the preamble.

“Yield LLC” has the meaning set forth in the preamble.

“YieldCo Class B Shares” means shares of YieldCo Class B common stock, par value $0.01.

“YieldCo Class B1 Shares” means shares of YieldCo Class B1 common stock, par value $0.01.

“YieldCo Entities” means YieldCo and YieldCo LLC.

“YieldCo Group” means, collectively, the YieldCo Entities and each of their respective Subsidiaries, and “YieldCo Group Company” means, individually, any member of the YieldCo Group.

“YieldCo Indemnitees” has the meaning set forth in Section 8.2(b).

“YieldCo Indemnitor” has the meaning set forth in Section 8.2(a).

“YieldCo LLC” has the meaning set forth in the preamble.

“YieldCo LLC B Units” means Class B Units of YieldCo LLC.

“YieldCo LLC B1 Units” means Class B1 Units of YieldCo LLC.

“YieldCo Material Contract” means a contract to which a YieldCo Group Company is a party or that is for the benefit of a YieldCo Group Company, and that is material to the business, operations, financing or conduct of the YieldCo Group, taken as a whole.

“YieldCo Prospectus” has the meaning set forth in Section 5.10.

“YieldCo Registration Statement” has the meaning set forth in Section 5.10.

“YieldCo Shares” means, as applicable, the YieldCo LLC B Units, the YieldCo Class B Shares, the YieldCo LLC B1 Units and the YieldCo Class B1 Shares.

“YieldCo Subsidiary” has the meaning set forth in Section 5.2(b).

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article”, “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.3 Joint Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CONTRIBUTION OF SHARES

2.1 Contribution and Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, SRP will contribute, or shall cause its applicable Subsidiary to contribute as set forth in Section 2.2 below, to YieldCo LLC, and YieldCo LLC will accept from SRP (or the applicable Subsidiary), all of the Shares, free and clear of all Liens other than Permitted Liens.

2.2 Consideration. The consideration to be paid by YieldCo LLC to SRP (or its applicable Subsidiary) for the contribution of the Shares shall be              (the “Consideration”). At the Closing, (a) YieldCo shall deliver to YieldCo LLC the YieldCo Class B Shares and the YieldCo Class B1 Shares portion of the Consideration and (b) YieldCo LLC will deliver to SRP (or its applicable Subsidiary), and SRP (or its applicable Subsidiary) will accept from YieldCo LLC, the Consideration, free and clear of all Liens. The contribution of Shares described in Section 2.1 and the payment of the Consideration described in this Section 2.2 are collectively referred to herein as the “Contribution Transaction.”

2.3 Closing. Each of the Parties acknowledges that the consummation of the Contribution Transaction (the “Closing”) is taking place as of the execution of this Agreement, with legal effect as of 12:01 A.M. (Eastern time) on the Effective Date (the “Closing Date”).

2.4 Transfer Taxes. YieldCo LLC shall be responsible for and pay any sales Taxes, transfer Taxes or similar Taxes that may be payable with respect to the Contribution Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Party (in such capacity, the “Representing Party”) hereby represents and warrants as of the Effective Date to the other Parties as follows:

3.1 Organization. The Representing Party is duly organized, validly existing and in good standing under the Laws of its state of formation.

3.2 Authorization of Agreement. The Representing Party has all requisite corporate or other entity power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the Contribution Transaction. The execution and delivery of the Transaction Documents and the consummation of the Contribution Transaction have been duly authorized by all requisite corporate or other entity action on the part of the Representing Party. This Agreement has been duly and validly executed and delivered by the Representing Party and (assuming the due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligations of the Representing Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”). Each of the other Transaction Documents to which the Representing Party is a party has been or shall be duly and validly executed and delivered by the Representing Party and (assuming the due authorization, execution and delivery by the other parties thereto), when so executed and delivered, will constitute the legal, valid and binding obligations of the Representing Party, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention; Consents of Third Parties.

(a) None of the execution and delivery by the Representing Party of this Agreement or the other Transaction Documents, the consummation of the Contribution

Transaction, or compliance by the Representing Party with any of the provisions hereof or thereof, contravenes or will contravene, or result in any violation of or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under (i) the Organizational Documents of the Representing Party; (ii) any contract or Permit by which the Representing Party is bound or by which any of the properties or assets of the Representing Party are bound; (iii) any Order of any Governmental Entity applicable to the Representing Party or by which any of the properties or assets of the Representing Party are bound; or (iv) any applicable Law; except, in the case of clauses (ii), (iii) and (iv), for such contraventions, violations, breaches, defaults, accelerations, terminations, modifications or cancellations, as applicable, as could not, individually or in the aggregate, impair the ability of the Representing Party to perform its obligations under the Transaction Documents, or prevent or materially impede, interfere with, hinder or delay the consummation of the Contribution Transaction.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Representing Party in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the compliance by the Representing Party with any of the provisions hereof or thereof, or the consummation the Contribution Transaction, other than the HSR Approval and the FERC Approval and such other consents, waivers, approvals, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, could not, individually or in the aggregate, impair the ability of the Representing Party to perform its obligations under the Transaction Documents, or prevent or materially impede, interfere with, hinder or delay the consummation of the Contribution Transaction.

3.4 Legal Proceedings. None of the Representing Party or its Affiliates is a party to any, and there are no pending or, to the knowledge of the Representing Party, threatened Legal Proceedings of any nature that could have or could reasonably be expected to have a Material Adverse Effect on the Representing Party or that would prohibit the consummation of the Contribution Transaction.

3.5 Financial Advisors. No Person has been engaged by or on behalf of the Representing Party to act, directly or indirectly, as a broker, finder or financial advisor for the Representing Party and no Person is entitled to any fee or commission or like payment from the Representing Party or any other Person for so acting in connection with the Contribution Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES BY SRP REGARDING THE COMPANY GROUP

Except as disclosed in, or qualified by any matter set forth in, the Company Disclosure Schedule (it being understood by the Parties that any information disclosed in one subsection of the Company Disclosure Schedule shall be deemed disclosed for purposes of the other subsections of the Company Disclosure Schedule if the relevance of such information to such other subsections of the Company Disclosure Schedule is reasonably apparent on its face), SRP hereby represents and warrants as of the Effective Date to YieldCo and YieldCo LLC as follows:

4.1 Organization and Existence. Each Group Company (a) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite corporate or other entity power and authority to own, lease and operate its assets and to carry on its business as currently conducted and planned to be conducted; and (c) is duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in the case of this clause (c), for those jurisdictions where the failure to be so qualified could not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group.

4.2 Capitalization and Subsidiaries. No Group Company owns any (a) direct or indirect equity interest, participation or voting right in any other Person, other than in any other Group Company, or (b) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person other than a Group Company, and no such interests, securities or rights are outstanding (other than pursuant to this Agreement) in respect of any Group Company other than those held by other Group Companies.

4.3 Governmental Consents. No consent, approval, order, license, authorization or waiver of, or registration or filing with, any Governmental Entity which has not been obtained or made by any Group Company is required to be obtained or made by any Group Company in connection with the execution and delivery of this Agreement by SRP and the consummation by SRP of the transactions contemplated hereby other than HSR Approval and FERC Approval and such other consents, approvals, orders, licenses, authorizations, waivers, registrations or filings that, if not obtained or made, could not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group.

4.4 Noncontravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by SRP does not, and the consummation by SRP of the Contribution Transaction will not, (a) contravene, violate or breach any of the terms, conditions or provisions of the Organizational Documents of any Group Company, (b) contravene, violate or breach any provision of, or result in the termination or acceleration or default of, or entitle any party to accelerate any obligation or Indebtedness under, any Company Material Contract or result in the imposition or creation of any Lien (other than Permitted Liens) on any assets material to the Company Group, or (c) contravene, or result in a violation or breach of any Law applicable to any Group Company or any of its assets material to the Company Group or require any consent or approval of any third party under any applicable Law, except, in the case of clauses (b) and (c), for such contraventions, violations, breaches, terminations, accelerations or defaults which have not resulted in, or could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company Group.

4.5 Valid Issuance of Shares. The Shares have been duly authorized by the Company and, when delivered to YieldCo LLC and paid for by YieldCo LLC as provided herein, will be duly and validly issued, will be fully paid and nonassessable, and will be delivered to YieldCo LLC free and clear of all Liens and devoid of any preemptive or similar rights.

4.6 Title to Subsidiaries. Each Group Company is the direct legal and beneficial owner of, and has good and marketable title to, the equity interests reflected to be owned by such Person in Section 4.6 of the Company Disclosure Schedule, free and clear of all Liens other than those arising pursuant to the express terms (without any breach, violation or default thereof) of this Agreement, the Organizational Documents of a Group Company, or applicable securities Laws or as disclosed in Section 4.6 of the Company Disclosure Schedule, no Group Company owns any direct or indirect equity interest, participation or voting right in any other Person, other than in the Persons set forth in Section 4.6 of the Company Disclosure Schedule. No Group Company is a party to any written or oral agreement, and has not granted to any Person (other than a Group Company) any option or any right or privilege capable of becoming an agreement or option for the purchase of, or subscription by, or the allotment or issue to any Person (other than a Group Company), any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Group Company and no shares, membership interests or other equity interests of any Group Company are subject to any voting trust, shareholder agreement, pledge agreement, preemptive right, right of first refusal, right to purchase, voting agreement, or similar contract in favor of any Person other than a Group Company.

4.7 Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a) The Company Financial Statements have been prepared in accordance with GAAP (or as applicable, IFRS to the extent consistently applied by the Company or SRP), or is accompanied by GAAP (or IFRS) reconciliations, and fairly present (subject, however, in the case of the any interim period financial statements, to normal year-end audit adjustments and accruals and to the absence of notes and other textual disclosures required by GAAP or IFRS, as applicable) in all material respects the consolidated assets, financial position and consolidated results of operations of the Company Group as of the date thereof or for the period set forth therein.

(b) Except for Liabilities disclosed in Section 4.7(b) of the Company Disclosure Schedule, the Company Group has no Liabilities that are required to be reflected in the Company Financial Statements in accordance with GAAP (or IFRS), which (i) are not reflected or reserved against in the Company Financial Statements, (ii) were incurred outside of the ordinary course of business and (iii) are in excess of $5,000,000 individually.

4.8 Litigation. There are no claims pending or, to the knowledge of SRP, threatened, against any Group Company, or the officers, directors or managers of any Group Company that (i) affect the Company Group or the assets of the Company Group and have had, or could reasonably be expected to, cause, individually or in the aggregate, a Material

Adverse Effect on the Company Group or (ii) seek a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal or subjecting to any condition the use of the assets of the Company Group or the Contribution Transaction.

4.9 Intercompany Obligations; Affiliate Transactions.

(a) Except for ordinary course trade payables, and except as set forth in Section 4.9 of the Company Disclosure Schedule, there is no outstanding Indebtedness between any Group Company, on the one hand, and any Affiliate of SRP (other than a Group Company), on the other hand.

(b) Other than as a direct or indirect holder of an equity interest in a Group Company, and except as set forth in Section 4.9 of the Company Disclosure Schedule, neither SRP nor any Affiliate thereof (other than a Group Company) (i) is a party to any contract or transaction with a Group Company or (ii) has any interest in any real property or assets of any Group Company.

4.10 Anti-Corruption Matters. Except as would not be material to any Group Company in the past five years, neither any Group Company, nor, to the knowledge of SRP, any of their respective owners, members, Subsidiaries, Affiliates, partnerships, or Representatives (nor, to the knowledge of SRP, any director, officer, employee, member or other third party acting directly or indirectly for or on behalf of any such Persons), has taken any action in violation of any Anti-Corruption Laws. Neither any Group Company, nor or any of their respective owners, members, Subsidiaries, Affiliates, partnerships, or Representatives (nor, to the knowledge of SRP, any director, officer, employee, member or other third party acting directly or indirectly for or on behalf of any such Persons) has been convicted of violating any Anti-Corruption Laws or been subjected to any investigation or inquiry by a Governmental Entity relating to potential corruption, fraud or violation of any Anti-Corruption Laws. Neither any Group Company, nor any of their respective owners, members, Subsidiaries, Affiliates, partnerships, or Representatives (nor, to the knowledge of SRP, any director, officer, employee, member or other third party acting directly or indirectly for or on behalf of any such Persons) has received, conducted an internal investigation and/or been investigated for any claim or allegation, whether from internal sources or outside sources, relating to any possible violation of any Anti-Corruption Laws.

4.11 Solvency.

(a) No petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of any Group Company.

(b) No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of any Group Company.

(c) No Group Company has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

4.12 Investment Intent. The YieldCo Shares to be received by SRP as Consideration will be acquired for investment for SRP’s own account and not with the view to, or for resale in connection with, any distribution thereof (except a distribution to its own members), and SRP has no present intention of selling, granting any participation in, or otherwise distributing the same (except for any distribution to its own members). SRP further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of YieldCo Shares (except for any distribution to its own members). SRP has not been formed for the specific purpose of acquiring the YieldCo Shares.

4.13 Investment Experience. SRP has substantial experience in evaluating transactions similar to the Contribution Transaction and acknowledges that it can protect its own interests. SRP has such knowledge and experience in financial and business matters so that SRP is capable of evaluating the merits and risks of the Contribution Transaction.

4.14 Accredited Investor. SRP is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission under the Securities Act.

4.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), neither SRP nor any of its Affiliates or Representatives makes any other express or implied representation or warranty with respect to the Company Group or the businesses, operations or assets of the Company Group or any other assets, rights or obligations to be transferred hereunder or pursuant to this Agreement, and SRP disclaims any other representations or warranties, whether made by SRP or any of its Affiliates or its Representatives. The Parties agree that neither SRP nor any other Person on behalf of SRP (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to any projections or probable or future revenues, expenses, profitability or financial results of the Company Group, any material made available to Yieldco, Yieldco LLC or any of their Affiliates or Representatives at any time in certain “data rooms”, management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Yieldco, Yieldco LLC or its Affiliates, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY THE YIELDCO ENTITIES

Except as disclosed in, or qualified by any matter set forth in any SEC Disclosure contained in the SEC Documents, YieldCo and YieldCo LLC, jointly and severally, hereby represent and warrant as of the Effective Date (assuming, for the purposes of this Article V and Article VIII, that the IPO and all of the Organizational Transactions have been consummated) to SRP as follows:

5.1 Organization and Existence. Each YieldCo Entity (a) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite corporate or other entity power and authority to own, lease and operate its assets and to carry on its business as currently conducted and planned to be conducted; and (c) is duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in the case of this clause (c), for those jurisdictions where the failure to be so qualified could not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the YieldCo Group.

5.2 Capitalization and Subsidiaries.

(a) The SEC Disclosure sets forth the number of shares, or partnership, membership interests or other equity interests, of the authorized capital stock of each of the YieldCo Entities and the number and class of shares, partnership, membership or other equity interests, thereof duly issued and outstanding.

(b) Each Subsidiary of YieldCo and YieldCo LLC (each, other than with respect to YieldCo, YieldCo LLC, a “YieldCo Subsidiary”) and its jurisdiction of formation or organization is set forth on Exhibit 21.1 of the YieldCo Registration Statement, other than certain YieldCo Subsidiaries that are being contributed to YieldCo on or substantially concurrently with the Effective Date pursuant to the Organizational Transactions and are not reflected on Exhibit 21.1. No YieldCo Entity owns any interests (whether equity, voting, participating or otherwise) in any Person other than the YieldCo Subsidiaries. Each YieldCo Subsidiary is (i) duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other entity authority to own, lease and operate its assets and to carry on its business as currently conducted and planned to be conducted and (iii) is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except, in the case of this clause (iii), for those jurisdictions where the failure to be so qualified could not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the YieldCo Group.

5.3 Governmental Consents. No consent, approval, order, license, authorization or waiver of, or registration or filing with, any Governmental Entity which has not been obtained or made by a YieldCo Entity is required to be obtained or made by any YieldCo Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than such consents, approvals, orders, licenses, authorizations, waivers, registrations or filings that, if not obtained or made, could not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the YieldCo Group.

5.4 Noncontravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by YieldCo and YieldCo LLC do not, and the consummation by YieldCo and YieldCo LLC of the Contribution Transaction will not, (a) contravene, violate or breach any of the terms, conditions or provisions of the Organizational Documents of any YieldCo Entity, (b) contravene, violate or breach any provision of, or result in the termination or acceleration or default of, or entitle any party to accelerate any obligation or Indebtedness under, any YieldCo Material Contract or result in the imposition or creation of any Lien (other than Permitted Liens) on any assets material to the YieldCo Group, or (c) contravene, or result in a violation or breach of any Law applicable to any YieldCo Entity or any material assets of the YieldCo Group or require any consent or approval of any third party under any applicable Law, except, in the case of clauses (b) and (c), for such contraventions, violations, breaches, terminations, accelerations or defaults which have not resulted in, or could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the YieldCo Group.

5.5 YieldCo Shares. The YieldCo Shares delivered pursuant to Section 2.2 have been duly authorized by each of the YieldCo Entities, as applicable, and, when delivered to SRP and paid for by SRP as provided herein, will be duly and validly issued, will be fully paid and nonassessable, and will be delivered to SRP free and clear of all Liens. Except as set forth in the Organizational Documents of the applicable YieldCo Entity, no YieldCo Entity is a party to any written or oral agreement, and has not granted to any Person any option, or any right or privilege capable of becoming an agreement or option, for the purchase of, or subscription by, or the allotment or issue to issue to any Person of, any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of itself and no shares, membership interests or other equity interests of the respective YieldCo Entity are subject to any voting trust, shareholder agreement, pledge agreement, preemptive right, right of first refusal, right to purchase, voting agreement, or similar contract in favor of any Person. Other than the fact that the YieldCo Class B Shares have a right to ten votes per share and the YieldCo Class B1 Shares have one vote per share, and except as disclosed on Amendment No. 1 to the Form S-1 of YieldCo, as submitted to the Commission on June 16, 2014, there are no material differences between the rights, obligations or liabilities of holders of YieldCo Class B Shares and holders of YieldCo Class B1 Shares under the Organizational Documents of YieldCo or otherwise. Except as disclosed on Amendment No. 1 to the Form S-1 of YieldCo, as submitted to the Commission on June 16, 2014, there are no material differences between the rights, obligations or liabilities of holders of YieldCo LLC B Units and YieldCo LLC B1 Units under the Organizational Documents of Yieldco LLC or otherwise.

5.6 Representations and Warranties in the Underwriting Agreement. As of the date that the Underwriting Agreement is entered into by YieldCo and the Underwriters and the Closing Date, YieldCo hereby makes the same representations and warranties to SRP as the Company makes to the Underwriters in Sections          of the Underwriting Agreement (the “UA Reps”). For purposes of this Section 5.6, each reference in such UA Reps to “this Agreement” shall be deemed to be a reference to this Agreement, other than where appropriate cross references are made to other provisions of the Underwriting Agreement, and the defined terms used in the UA Reps shall have the same meaning as ascribed to them in the Underwriting Agreement.

5.7 Organizational Documents. A true, complete and correct copy of the Organizational Documents of each of the YieldCo Entities has been made available to SRP.

5.8 Solvency.

(a) No petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of any of the YieldCo Group Companies.

(b) No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of any of the YieldCo Group Companies.

(c) No YieldCo Group Company has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

5.9 Investment Intent. YieldCo LLC hereby confirms that the Shares to be received by YieldCo LLC will be acquired for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof, and YieldCo LLC does not have any present intention of selling, granting any participation in, or otherwise distributing the same. YieldCo LLC further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares. YieldCo LLC has not been formed for the specific purpose of acquiring the Shares.

5.10 No Material Misstatements or Omissions. The Registration Statement of YieldCo on Form S-1 (Reg. No. 333-196345) (the “YieldCo Registration Statement”), as of the date of it was declared effective and as of the date hereof, did not and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the prospectus of YieldCo filed with the Commission on             , 2014 (the “YieldCo Prospectus” and, together with the YieldCo Registration Statement, the “SEC Documents”), as of its date and as of the date hereof, did not and does not contain any untrue statement of a material fact or omit or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.11 Investment Experience. Each of the YieldCo Entities has substantial experience in evaluating transactions similar to the Contribution Transaction and acknowledges that it can protect its own interests. Each of the YieldCo Entities has such knowledge and experience in financial and business matters so that such Person is capable of evaluating the merits and risks of the Contribution Transaction.

5.12 Accredited Investor. Each of the YieldCo Entities is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

5.13 Stock Exchange Listing. Neither of the YieldCo Entities has received any notice of delisting. This Agreement will not contravene NASDAQ rules and regulations.

5.14 Investment Company. None of the YieldCo Entities is now, or after the closing of this Agreement will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.15 Disqualified Person. No YieldCo Group Company is a Disqualified Person.

5.16 Acknowledgements.

(a) IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SRP IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY GROUP OR THE BUSINESSES, OPERATIONS OR ASSETS OF THE COMPANY GROUP, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY ASSETS OF THE COMPANY GROUP.

(b) YIELDCO AND YIELDCO LLC ACKNOWLEDGE AND AGREE THAT, UNLESS EXPRESSLY STATED HEREIN, UPON CLOSING SRP SHALL CONTRIBUTE ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE COMPANY TO YIELDCO LLC AND YIELDCO LLC SHALL ACCEPT THE COMPANY GROUP AND THE ASSETS OF THE COMPANY GROUP “AS IS, WHERE IS, WITH ALL FAULTS.” YIELDCO AND YIELDCO LLC HAVE NOT RELIED AND WILL NOT RELY ON, AND SRP IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE COMPANY GROUP OR ANY OF THE BUSINESSES, OPERATIONS OR ASSETS OF THE COMPANY GROUP OR RELATING THERETO MADE OR FURNISHED BY SRP, ITS AFFILIATES OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, IN EACH CASE EXCEPT AS EXPRESSLY STATED HEREIN. YIELDCO AND YIELDCO LLC ALSO ACKNOWLEDGE THAT THE CONSIDERATION REFLECTS AND TAKES INTO ACCOUNT THAT, EXCEPT AS EXPRESSLY STATED HEREIN, THE COMPANY GROUP AND THE ASSETS OF THE COMPANY GROUP ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

(c) YIELDCO AND YIELDCO LLC ACKNOWLEDGE TO SRP THAT YIELDCO AND YIELDCO LLC HAVE HAD THE OPPORTUNITY TO CONDUCT, PRIOR TO THE EFFECTIVE DATE, SUCH INSPECTIONS AND INVESTIGATIONS OF THE COMPANY, ANY GROUP COMPANY AND THEIR RESPECTIVE BUSINESS, OPERATIONS AND ASSETS AS YIELDCO AND YIELDCO LLC DEEMED NECESSARY OR DESIRABLE TO SATISFY THEMSELVES AS TO THE COMPANY, ANY GROUP COMPANY AND THEIR RESPECTIVE BUSINESS, OPERATIONS AND ASSETS AND ITS ACQUISITION THEREOF. YIELDCO AND YIELDCO LLC FURTHER WARRANT AND REPRESENT TO SRP THAT YIELDCO AND YIELDCO LLC WILL RELY SOLELY ON THEIR OWN REVIEW, INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE

INFORMATION PROVIDED BY OR ON BEHALF OF SRP, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. YIELDCO AND YIELDCO LLC HEREBY ASSUME THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY YIELDCO’S OR YIELDCO LLC’S REVIEW, INSPECTIONS AND INVESTIGATIONS.

ARTICLE VI

COVENANTS

6.1 Tax Characterization For U.S. federal income tax purposes (and for purposes of any applicable U.S. state or local tax purposes that follow the U.S. federal income tax treatment), the Parties agree to treat the contribution of the Shares by SRP to YieldCo LLC in exchange for YieldCo Shares as qualifying for nonrecognition of gain or loss pursuant to Section 721 of the Code (including, to the extent applicable, by reason of assumption of a qualified liability under Treas. Reg. § 1.707-5 or a reimbursement of preformation capital expenditures under Treas. Reg. § 707-4(d)). The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation, or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a Final Determination.

6.2 Purchase Price Allocation. Section 6.2 of the Company Disclosure Schedule sets forth the allocation of the Consideration and any other amounts properly treated as consideration for U.S. federal income tax purposes (to the extent known at such time) among the assets of the Company Group (the “Purchase Price Allocation Schedule”). The Parties agree to revise the Purchase Price Allocation Schedule to take into account any subsequent adjustments to the Consideration. The Parties will not, and will cause their Affiliates to not, file any Tax Return or otherwise take any position with respect to Taxes (including during the course of any audit or other proceeding) which is inconsistent with the Purchase Price Allocation Schedule, as finally determined, except to the extent otherwise required by applicable Law following a Final Determination.

6.3 Transfer Restriction. During the period ending on                     , YieldCo and YieldCo LLC shall not permit the Mt. Signal Property to be owned by a Disqualified Person.

ARTICLE VII

CLOSING

7.1 Closing Deliverables.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, SRP has delivered, or caused to have been delivered, to YieldCo LLC or YieldCo each of the following:

(i) the Lock-Up Agreement;

(ii) the Shares by delivering a written instrument of assignment and evidence of the transfer thereof, free and clear of any Liens other than Permitted Liens.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, YieldCo LLC or YieldCo has delivered, or caused to have been delivered, to SRP, or its designee, each of the following:

(i) the Consideration by [delivering a written instrument of assignment and evidence of the transfer thereof, free and clear of any Liens or interests of any Person] [and/or] [wire transfer of immediately available funds, to an account designated in writing (or via email) by SRP at least one Business Day prior to the Closing Date; and

(ii) [a certificate of Yield Co LLC’s or YieldCo’s transfer agent certifying as to the book entry of the Consideration].

(iii) YieldCo LLC shall deliver (A) an executed indemnity agreement in the form of that certain Indemnity Agreement dated as of November 9, 2012, by and among AES U.S. Solar, LLC, AES Solar Power, LLC, Imperial Valley Solar 1, LLC and R/C US Solar Investment Partnership, L.P. (the “Mt. Signal Indemnity Agreement”) pursuant to which YieldCo LLC will make representations and covenants with respect to itself in substance similar to those set forth in Sections 3 and 4(a) and (b) of the Mt. Signal Indemnity Agreement and which will remain in effect until the second anniversary of the end of the Recapture Period) (the “A&R Mt. Signal Indemnity Agreement”) and (B) an executed side letter in favor of Imperial Valley Solar 1, LLC which shall contain provisions, in form and substance satisfactory to Imperial Valley Solar 1, LLC, which restrict until the second anniversary of the end of the Recapture Period any direct or indirect transfers of ownership by such purchaser or transferee to any Disqualified Person or that would otherwise result in loss or liability resulting from any portion of any grant in lieu of tax credits paid to Imperial Valley Solar 1, LLC with respect to the Mount Signal Property pursuant to Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended, being “recaptured,” disallowed, reduced or unavailable.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival.

(a) The representations and warranties contained in Sections 3.2 (Authorization of Agreement), 3.5 (Financial Advisors), 4.5 (Valid Issuance of Shares), 4.6 (Title to Subsidiaries), 5.1 (Organization and Existence), 5.2 (Capitalization and Subsidiaries), 5.4 (Noncontravention), 5.5 (YieldCo Shares) and 5.16 Acknowledgements (the “Fundamental Representations”) shall survive the Closing without time limit. All other representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing until the date that is eighteen (18) months following the Effective Date.

(b) All covenants, obligations and agreements of the Parties under this Agreement which expressly contemplate performance after the Closing Date shall survive the Closing Date for the period of time contemplated or specified therein. Any covenants, obligations and agreements under this Agreement that are performed in full pursuant to their terms prior to the Closing Date shall not survive the Closing for any purpose.

(c) Each of the Parties acknowledges that, from and after the Closing Date, it will not have any claims or causes of action or any right to indemnification pursuant to this Article VIII or otherwise for a breach of any representation, warranty, covenant or agreement which does not survive the Closing Date.

(d) The applicable survival period set forth above for each such representation, warranty, covenant, obligation or agreement, is referred to herein as a “Survival Period.”

8.2 Indemnification.

(a) Subject to the limitations set forth in this Agreement, from and after the Closing Date, YieldCo and YieldCo LLC (in such capacity, the “YieldCo Indemnitor”) agrees to indemnify SRP and each of its respective Affiliates and Representatives (collectively, “SRP Indemnitees”) and to hold each of them harmless from and against any and all Losses suffered, paid or incurred by such SRP Indemnitee (i) resulting from or relating to any breach of any of the representations and warranties made by the YieldCo Indemnitor in this Agreement, including pursuant to Article III and Article V, (ii) caused by any breach by the YieldCo Indemnitor of any of its covenants, obligations or agreements contained herein, or (iii) for any material misstatement or omission contained in the SEC Documents, taken as a whole, as of the Closing Date; provided that the indemnification obligations of each of the YieldCo Entities shall be joint and several among the YieldCo Entities.

(b) Subject to the limitations set forth in this Agreement, from and after the Closing Date, SRP (in such capacity, the “SRP Indemnitor”) agrees to indemnify YieldCo and YieldCo LLC and each of their respective Affiliates and Representatives (collectively, “YieldCo Indemnitees”) and to hold each of them harmless from and against any and all Losses suffered, paid or incurred by such YieldCo Indemnitee (i) resulting from or relating to any breach of any of the representations and warranties made by the SRP Indemnitor in this Agreement, including pursuant to Article III and Article IV, or (ii) caused by any breach by the SRP Indemnitor of any of its covenants, obligations or agreements contained herein.

(c) The YieldCo Indemnitors and the SRP Indemnitors are referred to in this Article VIII generically as “Indemnitors” and the YieldCo Indemnitees and the SRP Indemnitees are referred to in this Article VIII generically as “Indemnitees”.

(d) Each of the Parties acknowledges and agrees that no Party shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by such Party or any other Person after the Closing Date. Each of the Parties shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(e) (i) SRP shall be fully and unconditionally released from, and YieldCo LLC shall assume, all of the obligations of Imperial Valley Solar 1, LLC under the Mt. Signal Indemnity Agreement arising after the Closing, and (ii) YieldCo and YieldCo LLC shall jointly and severally indemnify SRP and its Affiliates for any Losses incurred by SRP in connection with YieldCo LLC’s obligations under the A&R Mt. Signal Indemnity Agreement, based on events, conditions or circumstances arising after the Closing and (iii) SRP shall indemnify YieldCo and YieldCo LLC for one-half of any Losses incurred by them in connection with YieldCo and YieldCo LLC’s obligations under the A&R Mt. Signal Indemnity Agreement based on events, conditions or circumstances arising prior to the Closing.

8.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 8.2, the Indemnitee shall assert its claim for indemnification (an “Indemnification Claim”) by giving written notice thereof (a “Claim Notice”) to the applicable Indemnitor (i) if the Indemnification Claim is, or relates to, a claim brought by a Person not a Party or an Affiliate of a Party (a “Third Party”), within 10 Business Days following receipt by Indemnitee of notice of such claim, or (ii) if the Indemnification Claim is not, or does not relate to, a claim brought by a Third Party, within 30 days after the discovery by the Indemnitee of the facts, events or circumstances giving rise to such Indemnification Claim; provided, that no delay on the part of an Indemnitee in giving a Claim Notice shall relieve the Indemnitor of any indemnification obligation hereunder unless the Indemnitor demonstrates that the defense of such Indemnification Claim is materially and adversely prejudiced by such delay. Each Claim Notice shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim.

(b) Upon receipt by an Indemnitor of a Claim Notice in respect of a claim of a Third Party, the Indemnitor shall be entitled to (i) assume and have sole control over the defense of such claim at its sole cost and expense and with its own counsel if it gives notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt of the Claim Notice from the Indemnitee; and (ii) negotiate a settlement or compromise of such claim; provided, that (x) such settlement or compromise shall include a full and unconditional waiver and release by the Third Party of all Indemnitees (without any cost or liability of any nature whatsoever to such Indemnitees) and (y) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, the Indemnitor shall not be entitled to assume control of the defense and settlement of a claim of a Third Party and shall pay the fees and expenses of counsel retained by the Indemnitee if such claim of the Third Party relates to or arises in connection with any criminal proceeding, action, indictment, allegation or claim or a primary objective of such claim is to seek equitable or injunctive relief against the Indemnitee. If, within 30 days of receipt from an Indemnitee of any Claim Notice with respect to a Third

Party claim, the Indemnitor (i) advises such Indemnitee in writing that the Indemnitor shall not elect to defend, settle or compromise such claim or (ii) fails to make such an election in writing, such Indemnitee may, at its option, defend, settle or otherwise compromise or pay such claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnitor makes an election in accordance with this Section 8.3 to defend, settle or compromise such claim, all of the Indemnitee’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such claim shall be considered Losses subject to indemnification hereunder and shall be borne by the Indemnitor and payable monthly or as legal bills are received by the Indemnitee and tendered to the Indemnitor. Each Indemnitee shall make available to the Indemnitor all information reasonably available to such Indemnitee relating to such claim, except as may be prohibited by applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense, negotiation or settlement of any such Indemnification Claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnitor elects to defend any such claim, then the Indemnitee shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnitor, at such Indemnitee’s sole cost and expense; provided, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnitor if (i) so requested by the Indemnitor, or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict of interests exists between the Indemnitee and the Indemnitor; and provided, further, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnitees in connection with any Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable Third Party, and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 8.4 and 8.5, pay the amount called for by such offer, and the Indemnitee declines to accept such offer, the Indemnitee may continue to contest such Indemnification Claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnitee with respect to such Indemnification Claim. If the Indemnitee makes any payment on any Indemnification Claim, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Indemnification Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Entity and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor pursuant to this Agreement with respect to such matter.

8.4 Certain Limitations on Indemnification.

(a) Notwithstanding the foregoing or anything to the contrary set forth herein, no Party shall have any indemnification obligations under Section 8.2(a)(i) or Section 8.2(b)(i), (i) for any individual item where the Loss relating thereto is less than $500,000 (the “De Minimis”) and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis, unless the aggregate amount of all such Losses exceeds $1,500,000, in which case all Losses shall be indemnified from the first dollar. In no event shall the aggregate indemnification to be paid by any Party pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, exceed $15,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 8.4(a) shall not apply to any breaches of Fundamental Representations.

(b) In no event shall the aggregate indemnification to be paid by any Party pursuant to Article VIII exceed an amount in value equal to value of the Consideration as of the Closing.

(c) No representation or warranty contained herein shall be deemed untrue or incorrect, and a Party shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which the other Party is aware as of the Closing Date.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES PURSUANT TO THIS ARTICLE VIII FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT ONE OF THE PARTIES HERETO IS HELD LIABLE FOR SUCH CONSEQUENTIAL DAMAGES TO A THIRD PARTY AND SUCH PARTY IS ENTITLED TO BE INDEMNIFIED BY ANY OF THE OTHER PARTIES HERETO PURSUANT TO THIS ARTICLE VIII (PROVIDED THAT SUCH LIMITATION WITH RESPECT TO LOST PROFITS SHALL NOT LIMIT SRP’S RIGHT TO RECOVER CONTRACT DAMAGES IN CONNECTION WITH YIELDCO LLC’S OR YIELDCO’S FAILURE TO CLOSE IN VIOLATION OF THIS AGREEMENT).

(e) From and after the Closing Date, the indemnities provided in this Article VIII shall be the sole and exclusive remedy of any Party against any other Party or its Affiliates at Law or in equity relating to the Transaction Documents, any other document or certificate delivered in connection herewith or therewith, or the assets and liabilities of SRP or any applicable Law or otherwise; provided, that nothing in this Agreement shall prevent any Party from seeking an injunction or injunctions to prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof that expressly survive the Closing Date.

8.5 Calculation of Losses. The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered or recoverable by the Indemnitee under insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery).

8.6 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Consideration for U.S. federal, state, local and non-U.S. Tax purposes, except to the extent required by applicable Law following a Final Determination.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other Persons retained or employed by such Party in connection with the Contribution Transaction.

9.2 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without giving regard to any conflict of laws principles thereof that would result in the application of the Laws of another jurisdiction.

9.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York City, over any dispute arising out of or relating to this Agreement or the Contribution Transaction and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.5.

9.4 Entire Agreement; Amendments and Waivers. The Transaction Documents (including the Schedules hereto) represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement and the other Transaction Documents can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed:

if to YieldCo or YieldCo LLC, to:

TerraForm Power, Inc.

12500 Baltimore Avenue

Beltsville, Maryland 20705

Attn: General Counsel

Facsimile: (443) 909-7106

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Dennis M. Myers, P.C.

Facsimile: (312) 862-2200

if to SRP, to:

Silver Ridge Power, LLC

4301 N. Fairfax Drive, Suite 360

Arlington, VA 22203

Attention: Stephen Westwell

Telecopy: (571) 302-3501

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the Party to be notified; (b) upon receipt of a confirmatory telephone call to the number specified in this Section 9.5 (or in accordance with the latest unrevoked written direction from the receiving Party), if sent by electronic mail; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt; provided, that notices received on a day that is not a Business Day or after 6:30 p.m. on a Business Day will be deemed to be effective on the next Business Day.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contribution Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contribution Transaction is consummated as originally contemplated to the greatest extent possible. Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

9.7 Specific Performance. Each Party acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each Party accordingly agrees that, in addition to any other remedies available under applicable Law or this Agreement, each Party shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement.

9.8 Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement.

9.9 Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be null, void and of no effect; provided, that each Party may assign its rights, interests and obligations hereunder to any of its direct or indirect Subsidiaries, and in the case of SRP to any member of SRP (or an Affiliate of such member) to whom SRP (or such member) distributes or otherwise transfers Consideration other than in a transaction registered under the Securities Act; and provided, further, that no assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to a given Party shall also apply to any such assignee unless the context otherwise requires.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, including facsimile or PDF counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Contribution Agreement to be executed by their duly authorized representatives as of the date first written above.

TERRAFORM POWER, LLC

By:
Name:
Title:

TERRAFORM POWER, INC.

By:
Name:
Title:

SILVER RIDGE POWER, LLC

By:
Name:
Title: